Exhibit 99.h7

 July 7, 2016

Context Capital Funds (“Client”)

325 John H. McConnell Boulevard, Suite 150

Columbus, OH 43215

Re:          Consent to Assignment of Services Agreement for Trust and Regulatory Governance dated November 1, 2015 (“Services Agreement”)

To Whom It May Concern:

Client and Beacon Hill Fund Services, Inc. (“BHFS”) entered into a Services Agreement as defined above, pursuant to which BHFS provides certain services.

In accordance with an Acquisition Agreement by and among Diamond Hill Investment Group, Inc. (“DHIG”), BHFS (together with DHIG, the “Sellers”), Foreside Financial Group, LLC on behalf of its affiliates (the “Buyer”), dated as of June 15, 2016, Sellers have agreed to sell substantially all of the assets of BHFS to Buyer (the “Transaction”). In accordance with the Acquisition Agreement, the Services Agreement will be assigned to Buyer or one of the affiliates, effective as of the closing date of the Transaction. Pursuant to Section 11 of the Services Agreement, BHFS and Buyer hereby request that Client consent to the assignment of the Services Agreement from BHFS to Buyer or one of the affiliates, effective as of the date indicated below, by reflecting its duly authorized signature below. The fees will remain the same and we do not anticipate that this assignment will have any effect on the services provided to Client pursuant to the Services Agreement. Except as specifically set forth herein, all other provisions of the Services Agreement shall remain in full force and effect.

Please execute this Consent and return it to us within ten (10) days of receipt. If you have any questions, please do not hesitate to contact the undersigned. Thank you.

EFFECTIVE: July 31, 2016	Sincerely,

Beacon Hill Fund Services

/s/ Dina Tantra

Agreed and consented to by:

Context Capital Funds - Client

By:	/s/ David Bunstine
Name: David Bunstine
Title: President